Exhibit 4.2

STAKEHOLDERS’ AGREEMENT

This STAKEHOLDERS’ AGREEMENT (this “Agreement”) is dated as of January 4, 2012, and is made by and among UTE ENERGY LLC, a Delaware limited liability company (the “Parent”), UTE ENERGY UPSTREAM HOLDINGS LLC, a Delaware limited liability company and wholly-owned subsidiary of the Parent (the “Registrant”), UTE ENERGY HOLDINGS LLC, a Delaware limited liability company (“Tribal Company”), QEP UTE LLC, a Delaware limited liability company f/k/a QEP Ute Partners, a Delaware general partnership (“QEP Ute”), QR UTE PARTNERS, a Delaware general partnership (“QR Ute” and, together with QEP Ute “Quantum”), and certain members of management and other employees of the Parent (“Ute Management”). Tribal Company, QEP Ute and QR Ute are sometimes referred to in this Agreement collectively as the “Existing Members.” The Existing Members, together with Ute Management, are sometimes referred to in this Agreement as the “Current Interest Holders.”

Terms that are capitalized but not defined shall have the meanings assigned to such terms in Article I hereof or in the Second Amended and Restated Operating Agreement of Ute Energy LLC dated June 1, 2010, as amended through the date hereof (the “Operating Agreement”).

PREAMBLE:

WHEREAS, as of the date hereof, the Parent has six separate classes of limited liability company interests issued or issuable under the Operating Agreement: (i) Redeemable Units, (ii) Class A Common Units, (iii) Class B Common Units, (iv) Class C Common Units, (v) Management Redeemable Units and (vi) Management Incentive Units;

WHEREAS, as of the date hereof, the Existing Members own all of the issued and outstanding Redeemable Units, Class A Common Units, Class B Common Units and Class C Common Units;

WHEREAS, as of the date hereof, the members of Ute Management own all of the issued and outstanding Management Redeemable Units and Management Incentive Units; and

WHEREAS, the Parent is the sole member of the Registrant;

WHEREAS, the Parent proposes to cause the Registrant to file a Registration Statement with the United States Securities and Exchange Commission (“SEC”) relating to the initial public offering by the Registrant pursuant to the Registration Statement (the “Offering”) of shares of common stock of the Registrant (“Common Stock”);

WHEREAS, in connection with the Offering, the Parent will cause the Registrant to convert from a Delaware limited liability company to a Delaware corporation and change its name from Ute Energy Upstream Holdings LLC to Ute Energy Corporation;

WHEREAS, in connection with the Offering, the Parent’s sole membership interest in the Registrant shall be converted into the number of shares of Common Stock set forth in the Registrant’s Certificate of Incorporation;

WHEREAS, in connection with the Offering, the Parent will redeem all of the issued and outstanding Redeemable Units for cash in accordance with and pursuant to the terms of Section 3.3 of the Operating Agreement;

WHEREAS, in connection with the Offering, the Parent will allocate and distribute the Residual Common Stock to the Current Interest Holders in accordance with this Agreement;

WHEREAS, the parties to this Agreement wish to set forth the agreements among themselves relating to the transactions set forth in this Preamble solely for purposes of allocating and distributing Common Stock in the Registrant to the Current Interest Holders, to provide for the redemption of the Redeemable Units, and to establish registration rights; and

WHEREAS, nothing is this Agreement shall affect the interests, rights and obligations of the Current Interest Holders pursuant to the Operating Agreement with respect to the Parent’s remaining assets and operations following the Offering.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with the Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introduction of this Agreement.

“Board of Directors” means the board of directors of the Registrant.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Wilmington, Delaware.

“Code” means Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the Preamble of this Agreement.

“Common Units” means the Class A Common Units, the Class B Common Units, the Class C Common Units, in each case, reflecting limited liability company interests in the Parent.

“Current Interests” defined in Section 3.1 of this Agreement.

“Current Interest Holders” is defined in the introduction of this Agreement.

“Current Interest Holder’s Shares” is defined in the introduction of this Agreement.

“Deemed Distribution Amount” is defined in Section 3.2(b)(i) of this Agreement.

“Delay Liquidated Damages” shall have the meaning provided in Section 4.1(f)(ii) of this Agreement.

“Demand Registration” shall have the meaning provided in Section 4.1(a) of this Agreement.

“Demand Request” means a request for registration of Registrable Securities pursuant to Section 4.1(a) of this Agreement.

“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

“Effectiveness Period” shall have the meaning specified in Section 4.1(b) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Members” is defined in the introduction of this Agreement.

“Filing Date” means, with respect to a particular Shelf Registration Statement, the date on which such Shelf Registration Statement is filed with the SEC.

“Governmental Authority” means any federal, state, local or foreign government, or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Holders” means the Current Interest Holders with respect to Common Stock received by them in connection with the transactions contemplated hereby and any Qualified Transferee(s).

“Included Registrable Securities” is defined in Section 4.4(a) of this Agreement.

“IPO Common Stock” means the total number of shares of Common Stock to be sold to the public in connection with the Offering. For the avoidance of doubt, shares of IPO Common Stock will not include Common Stock sold pursuant to the Over-Allotment Option.

“Launch Date” shall have the meaning specified in Section 4.2(b) of this Agreement.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law of any Governmental Authority or any judicial or administrative interpretation thereof.

“Losses” is defined in Section 4.8(a) of this Agreement.

“Managing Underwriter” means the lead investment banking firm of a syndicate formed for the purchase and distribution of an issuance of Common Stock.

“Market Price” means the public offering price per share of Common Stock sold in the Offering.

“MIU Member” is defined in Section 3.7 of this Agreement.

“MIU Plan” means the Amended and Restated Management Incentive Plan of Ute Energy LLC dated June 1, 2010, as amended.

“MIU Shares” is defined in Section 3.7 of this Agreement.

“Net Market Price” means the net proceeds the Registrant receives per share of Common Stock from the Underwriters in the Offering.

“Offering” is defined in the Preamble of this Agreement.

“Operating Agreement” is defined in the introduction of this Agreement.

“Opt-Out Notice” shall have the meaning provided in Section 4.2(a) of this Agreement.

“Other Holders” shall have the meaning provided in Section 4.2(c) of this Agreement.

“Over-Allotment Option” means the option granted to the underwriters in connection with the Offering to acquire additional Common Stock.

“Overnight Underwritten Offering” shall have the meaning provided in Section 4.2(b) of this Agreement.

“Participating Holder Documentation” shall have the meaning provided in Section 4.2(d) of this Agreement.

“Parent” is defined in the introduction of this Agreement.

“Participating Holder Documentation” shall have the meaning provided in Section 4.2(d) of this Agreement.

“Participating Holders” means, with respect to a particular Demand Request, the Holders electing to participate in such Demand Registration, and with respect to a Piggyback Offering or Underwritten Offering, the Holders electing to offer and sell Registrable Securities pursuant to an effective Shelf Registration Statement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Offering” shall have the meaning provided in Section 4.2(a) of this Agreement.

“Piggyback Registration” is defined in Section 4.4(a) of this Agreement.

“Pricing Committee” means the committee designated by the Board of Managers of the Parent to handle matters relating to the IPO.

“Pricing Date” shall have the meaning provided in Section 4.2(b) of this Agreement.

“Primary Offering” shall have the meaning provided in Section 4.4(n) of this Agreement.

“QEP Ute” is defined in the introduction of this Agreement.

“QR Ute” is defined in the introduction of this Agreement.

“Qualified Transferee” means any transferee or assignee with respect to Registrable Securities; provided, that (i) such transferee or assignee is an Affiliate of a Demand Holder or (ii) such transferee or assignee (together with transferees or assignee’s Affiliates) receives an aggregate of at least $35 million of Registrable Securities.

“Quantum” is defined in the introduction of this Agreement.

“Registrable Security” means the Common Stock until such time as such securities cease to be Registrable Securities pursuant to Section 4.2 of this Agreement.

“Registrant” is defined in the introduction of this Agreement.

“Registration Expenses” is defined in Section 4.9 of this Agreement.

“Registration Rights Group” is defined in Section 4.3 of this Agreement.

“Registration Statement” is defined in the Preamble of this Agreement.

“Restricted MIU Shares” is defined in Section 3.7 of this Agreement.

“SEC” is defined in the Preamble of this Agreement.

“Secondary Offering” is defined in Section 3.5 of this Agreement.

“Secondary Pool” is defined in Section 3.5 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” is defined in Section 4.9 of this Agreement.

“Shelf Registration” is defined in Section 4.3(a) of this Agreement.

“Shelf Registration Statement” is defined in Section 4.3(a) of this Agreement.

“Stockholder” means a holder of Common Stock.

“Tribal Company” is defined in the introduction of this Agreement.

“Underwriter Fees” means the fees that the underwriters hold from the sale of the IPO Common Stock.

“Underwritten Offering” shall have the meaning provided in Section 4.2(a) of this Agreement.

“Underwritten Offering Filing” shall have the meaning provided in Section 4.2(a) of this Agreement.

“Underwritten Offering Request” shall have the meaning provided in Section 4.2(a) of this Agreement.

“Ute Management” is defined in the introduction of this Agreement.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

The effectiveness of the provisions of this Agreement is subject to the consummation by the Registrant of the Offering with no material changes to the Offering terms reflected in the prospectus included in the initial Registration Statement filed with the SEC.

ARTICLE III

CONVERSION; REDEMPTION AND DISTRIBUTION

3.1 Interests of Current Interest Holders. The Current Interest Holders currently own all of the issued and outstanding limited liability company membership interests in the Parent, and the Parent is the sole member of the Registrant. The class of membership interest and the percentage of such class held by each of the Current Interest Holders prior to consummation of the Offering are referred to in this Agreement as the “Current Interests.”

3.2 Conversion of Registrant. Prior to, but conditioned on the closing of the Offering, the Registrant will be converted from a Delaware limited liability company to a Delaware corporation (the “Conversion”) and all of the ownership interests of the Parent in the Registrant will be converted into a number of shares of Common Stock, to be determined by the Pricing Committee, representing at the time of the Conversion 100% of the issued and outstanding shares of Common Stock of the Registrant (the “Parent Shares”).

3.3 Redemption of the Redeemable Units. At the closing of the Offering, the Parent shall redeem all of the Redeemable Units then outstanding for cash at a price equal to the Stated Value of such Redeemable Units determined as of the date of such redemption, with QEP Ute and QR Ute to receive such cash redemption proceeds in proportion to the number of Redeemable Units held by each of them. QEP Ute and QR Ute waive any required notice of such redemption.

3.4 Apportionment of Parent Share Value; Distribution of Parent Shares. After the number of shares of IPO Common Stock to be issued by Registrant has been fixed and the Market Price determined, the Parent Shares will be immediately distributed by the Parent to the Current Interest Holders with respect to their Current Interests as follows:

(a) First, the aggregate value of the Parent Shares will be determined by multiplying (i) the aggregate number of the Parent Shares by (ii) the Net Market Price (the “Parent Share Value”).

(b) Second, the Parent Share Value as so determined shall be apportioned among the Current Interest Holders by assuming that the Parent makes a deemed distribution of cash to the Current Interest Holders in an amount equal to the Parent Share Value, such distribution to be made pursuant to and in accordance with Section 4.2 of the Operating Agreement (after giving effect to the redemption of the Redeemable Units pursuant to Section 3.3 of this Agreement and giving effect to the provisions of Section 4.2(b)(i) of the Operating Agreement with respect to the Management Redeemable Units). The amount of such deemed distribution so determined to be received by each Current Interest Holder is referred to herein as such Current Interest Holder’s “Deemed Distribution Amount”.

(c) Third, following the determination of the Deemed Distribution Amount, the aggregate number of Parent Shares distributable to each Current Interest Holder shall be determined by dividing (i) such Current Interest Holder’s Deemed Distribution Amount by (ii) the Net Market Price (the “Current Interest Holder’s Shares”).

(d) Finally, the Parent shall distribute to each of the Current Interest Holders such Current Interest Holder’s Shares subject to the provisions of Section 3.5, Section 3.6 and Section 3.7 of this Agreement.

3.5 Secondary Offering. With the advice of the lead underwriters for the Offering, the Parent and the Registrant shall determine the total number of shares of Common Stock (the “Secondary Pool”) that may be sold by selling stockholders in the Offering (the “Secondary Offering”). The Existing Members are the only Current Interest Holders that are entitled to participate in the Secondary Offering. The number of shares of Common Stock in the Secondary Pool that each Existing Member is entitled to sell in the Secondary Offering will be as agreed among the Existing Members, provided, that if the Existing Members cannot agree, each will be entitled to sell its respective portion of the Secondary Pool based on their relative ownership of Common Units as of the date hereof. The number of shares of Common Stock of each Existing Member determined to be sold in the Secondary Offering as provided in this Section 3.5 will reduce the number of shares of Common Stock otherwise distributable to such Existing Member pursuant to Section 3.4(d) of this Agreement and, pending the closing of the Offering, such shares of Common Stock to be sold in the Secondary Offering will instead be delivered to the custody of the underwriters by the Parent on behalf of the Existing Member.

3.6 Over-Allotment Option. If all or a portion of the Over-Allotment Option is exercised by the managing underwriters in connection with the Offering, then the Pricing Committee, in its sole discretion, shall determine whether the Registrant will issue additional Common Stock to cover all or a portion of such exercise of the Over-Allotment Option. If the Pricing Committee determines that no additional Common Stock will be issued by the Registrant to cover any exercise of the Over-Allotment Option, then any such exercise of the Over-

Allotment Option will be covered with Common Stock held by the Existing Members in such proportions as agreed to among the Existing Members, provided, that if the Existing Members cannot agree, each of the Existing Members will be obligated to cover its respective portion of the Over-Allotment Option based on its relative ownership of Common Units as of the date hereof. The number of shares of Common Stock of each Existing Member required to cover the Over-Allotment Option as provided in this Section 3.6 will reduce the number of shares of Common Stock otherwise distributable to such Existing Member pursuant to Section 3.4(d) of this Agreement and, pending the expiration of 30 days following the closing of the Offering, such shares of Common Stock required by each of the Existing Members to cover the full exercise of the Over-Allotment Option will instead be delivered to the custody of the managing underwriters by the Parent on behalf of each of the Existing Members. Following the expiration of the 30 day Over-Allotment Option period, any such Common Stock for which the Over-Allotment Option was not exercised by the managing underwriters shall be distributed to the Existing Members based on their relative ownership of Common Units as of the date hereof.

3.7 MIU Participants. If any Current Interest Holder that is a Management Incentive Member (“MIU Member”) is determined to receive any Current Interest Holder’s Shares pursuant to Section 3.4(d) of this Agreement with respect to any Management Incentive Units that are not vested as of the date of such distribution (such Current Interest Holder’s Shares, “MIU Shares”), then (i) the vesting schedule and other conditions applicable to the Management Incentive Units held by such MIU Member shall be deemed to apply to the MIU Shares otherwise distributable with respect to such Management Incentive Units (the “Restricted MIU Shares”) subject to any modifications as may be agreed to by the Pricing Committee and (ii) the Parent shall not distribute such Restricted MIU Shares to such MIU Member, but instead, shall hold such Restricted MIU Shares (and any distributions made in respect of such Restricted MIU Shares) in escrow until such time as the Restricted MIU Shares have vested, at which time all such Restricted MIU Shares (and any distributions made in respect of such Restricted MIU Shares) shall be distributed to such MIU Member without restrictions. If any Restricted MIU Shares are forfeited or otherwise do not vest pursuant to the terms of the vesting applicable to such Restricted MIU Shares, then the Parent shall distribute such Restricted MIU Shares (and any distributions made in respect of such Restricted MIU Shares) to the Existing Members based on their relative ownership of Common Units as of the date hereof. For such time as the Restricted MIU Shares are held in escrow with respect to any MIU Member, the Parent will vote such Restricted MIU Shares as directed by such MIU Member.

3.8 Waiver of Rights of Equity Holders. Following distribution of the Parent Shares, none of the Current Interest Holders shall be entitled to any further distributions or payments from the Registrant or the Parent pursuant to the Operating Agreement or the MIU Plan with respect to the Registrant or its assets or operations; provided, however, that nothing in this Agreement shall affect the interests, rights and obligations of the Current Interest Holders pursuant to the Operating Agreement with respect to the Parent’s remaining assets and operations following the Offering. Except as provided in Section 3.7 of this Agreement, nothing set forth in this Section 3.8 shall limit or otherwise affect the rights of the Current Interest Holders to any distributions declared by the Board of Directors with respect to Common Stock or such other rights as a holder of Common Stock received as a result of the application of the provisions of Article III of this Agreement.

3.9 Tax Treatment. The parties hereto agree to (i) report the Conversion generally as a tax-free transaction for federal income tax purposes and (ii) take no action to cause such exchange to fail to so qualify.

3.10 Pricing Committee. The parties agree that all matters requiring the determination by, or other action of, the Parent hereunder will be determined or otherwise authorized by the Pricing Committee.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Shelf Registration.

(a) Request for Registration. Following the closing of the Offering and subject to the terms and limitations set forth in this Article IV, each of the Tribal Company and Quantum, acting as a group (each, a “Demand Holder”), or except as set forth in the last sentence of this Section 4.1(a) and in Section 4.10, any Qualified Transferee to whom a Demand Holder, or any Affiliate of a Demand Holder, or any other Qualified Transferee has transferred one or more of the rights set forth in this Article IV may request in writing (a “Demand Request”) that the Registrant prepare and file a registration statement under the Securities Act to permit the resale of all or a portion of the Registrable Securities from time to time as permitted by Rule 415 promulgated by the SEC under the Securities Act, or any similar provision then in force (a “Demand Registration” and such registration statement, a “Shelf Registration Statement”) provided, however, that no demand registration request shall be made prior to the first anniversary following completion of the Offering. A Shelf Registration Statement filed pursuant to this Section 4.1(a) shall be on such appropriate registration form of the SEC as shall be selected by the Registrant. A Demand Request shall specify the number of Registrable Securities proposed to be included in the Shelf Registration Statement and the intended method of disposition thereof. No Demand Request shall deemed to have been made, and no Demand Registration shall be required, with respect to any request made by a Qualified Transferee that would require the registration of less than $100 million of Registrable Securities (based on the Market Price), taking into account all elections by other Holders to be included in the Demand Registration pursuant to Section 4.1(c) of this Agreement, and the Qualified Transferee making such failed demand shall be prohibited from making another demand under this paragraph for a period of 180 days following the end of the notice period set forth in Section 4.1(c) of this Agreement with respect to the failed demand.

(b) Effectiveness. The Registrant shall use its commercially reasonable efforts to: (i) prepare and file a Shelf Registration Statement within 90 days of receiving the Demand Request and (ii) cause the Shelf Registration Statement to become effective no later than 180 days after the date of the Filing Date. The Registrant will use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this Section 4.1 to be continuously effective under the Securities Act until the earliest date on which any of the following occurs: (x) all Registrable Securities covered by such Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement, (y) there are no longer any Registrable Securities outstanding and (z) two years from the Effective Date of such Shelf Registration Statement (the “Effectiveness Period”). A Shelf

Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the Effective Date, but in any event within three (3) Business Days of such date, the Registrant will notify the Participating Holders of the effectiveness of such Shelf Registration Statement.

(c) Notice to Other Holders. Upon receipt of any Demand Request, the Registrant shall promptly (but in any event within ten (10) days) give written notice of such Demand Request to all other Holders, who shall each have the right, exercisable by written notice to the Registrant within fifteen (15) days after their receipt of notice of such Demand Request, to elect to include in such Demand Registration pursuant to this Section 4.1, all or any portion of the Registrable Securities as they may request.

(d) Maximum Shelf Registration Requests. Notwithstanding anything to the contrary contained in this Agreement, each of the Demand Holders, together with any Qualified Transferees to whom the rights set forth in this Article IV may be transferred or assigned, shall be entitled to not more than an aggregate of three (3) Demand Registrations pursuant to Section 4.1 of this Agreement (including any post-effective amendments to such Shelf Registration Statement filed for the primary purpose of including Participating Holders).

(e) Delay Rights. Notwithstanding anything to the contrary contained in this Agreement, the Registrant may, upon written notice to any Participating Holder whose Registrable Securities are included in a Shelf Registration Statement, delay the effectiveness of a Shelf Registration Statement or suspend such Participating Holder’s use of any prospectus that is a part of an effective Shelf Registration Statement (in which event the Participating Holder shall discontinue sales of the Registrable Securities pursuant to the effective Shelf Registration Statement) if (A) the Registrant is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Registrant determines in good faith that the Registrant’s ability to pursue or consummate any such transaction would be materially and adversely affected by any required disclosure of such transaction in a Shelf Registration Statement (including disclosures incorporated by reference in a Registration Statement) or (B) the Registrant has experienced some other material, non-public event the disclosure of which at such time, in the good faith judgment of the Registrant, would materially and adversely affect the Registrant; provided, that in no event shall the Registrant delay the effectiveness of a Shelf Registration Statement or prohibit the Participating Holders from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 90 days in any 365-day period. Upon disclosure of such information or the termination of the conditions described in this Section 4.1(e), the Registrant shall provide prompt notice to the Participating Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall pursue the effectiveness of the Shelf Registration Statement or promptly terminate any suspension of sales pursuant to an effective Shelf Registration Statement, as applicable, and the Registrant shall take such other actions reasonably necessary or appropriate to permit sales of Registrable Securities pursuant to an effective Shelf Registration Statement as contemplated in this Agreement.

(f) Failure To Become Effective or Excessive Delay; Liquidated Damages.

(i) If a Shelf Registration Statement required by Section 4.1(a) is not effective within 180 days after its Filing Date, then each Participating Holder shall be entitled to a payment (with respect to each Registrable Security held by the Participating Holder), as liquidated damages and not as a penalty, of 0.25% per annum of the Market Price for the first 60-day period immediately following the 180th day after the Filing Date, with such payment amount increasing by an additional 0.25% per annum of the Market Price for each subsequent 60-day period, up to a maximum of 1.00% per annum of the Market Price (the “Liquidated Damages”), until such time as such Shelf Registration Statement becomes effective or is declared effective or the Registrable Securities covered by such Shelf Registration Statement are no longer outstanding.

(ii) If (A) the Holders shall be prohibited from selling their Registrable Securities under the Registration Statement as a result of a suspension pursuant to Section 4.1(e) of this Agreement in excess of the periods permitted therein or (B) the Registration Statement is filed and effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 90 days by a post-effective amendment to the Registration Statement, a supplement to the prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or such amendment, supplement or report is filed and effective, but not including any day on which a suspension is lifted, if applicable, then each Holder shall be entitled to a payment (with respect to each Registrable Security), as liquidated damages and not as a penalty, of 0.12% per annum of the Market Price for the first 90 days following (x) the date on which the suspension period exceeded the permitted period under Section 4.1(e) of this Agreement or (y) the 91st day after the Registration Statement ceased to be effective or failed to be useable for its intended purposes, increasing by an additional 0.12% per annum of the Market Price for each subsequent 90-day period, up to a maximum of 0.24% per annum of the Market Price (the “Delay Liquidated Damages”). For purposes of this Section 4.1(f)(f(ii), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted or that a post-effective amendment is effective is delivered to the Holders pursuant to Section 6.1 of this Agreement.

(iii) The Liquidated Damages and Delay Liquidated Damages shall be paid to each Participating Holder in cash within ten (10) Business Days of the end of each such 60-day or 90-day period, as applicable. Any payments made pursuant to this Section 4.1(f) shall constitute the Participating Holders’ exclusive remedy for such events. Any Liquidated Damages and Delay Liquidated Damages due under this Section 4.1(f) shall be paid to the Participating Holders in immediately available funds. The obligation to pay the Liquidated Damages and Delay Liquidated Damages to a Participating Holder pursuant to this Section 4.1(f) shall cease at such time as the Registrable Securities become eligible for resale by such Participating Holder under Rule 144 of the Securities Act without regard to any volume or manner of sale restrictions.

4.2 Piggyback Rights.

(a) Underwritten Offering Piggyback Rights. Except as provided in Section 4.2(b), if at any time during any Effectiveness Period the Registrant proposes to file (i) a prospectus supplement to an effective shelf registration statement, other than a Shelf Registration Statement contemplated by Section 4.1, or (ii) a registration statement, other than a Shelf Registration Statement, in either case, for the sale of Common Stock in an underwritten offering on a firm commitment or best efforts basis (an “Underwritten Offering”) for its own account, then, as soon as practicable but not less than ten (10) Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), the Registrant shall give notice of such proposed Underwritten Offering to the Holders (including, but not limited to, notice by electronic mail) and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Offering”). Notwithstanding the foregoing, if the Registrant has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the account of the Participating Holders is likely to have an adverse effect on the price, timing or distribution of the Common Stock, then the amount of Registrable Securities to be offered for the accounts of Participating Holders shall be determined based on the provisions of Section 4.2(c) of this Agreement. Each Holder shall keep all information relating to any such Underwritten Offering confidential and shall not disseminate or in any way disclose such information. Except as provided in Section 4.2(b), each Holder shall then have two (2) Business Days from the date of such notice to request inclusion of its Registrable Securities in the Piggyback Offering. If no request for inclusion from a Holder is received within the specified time, then such Holder shall have no further right to participate in such Piggyback Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Registrant shall determine for any reason not to undertake or to delay such Underwritten Offering, the Registrant shall give written notice of such determination to the Participating Holders and shall be relieved of its obligation to sell any Included Registrable Securities in connection with such delayed or abandoned Underwritten Offering. Any Participating Holder shall have the right to withdraw such Participating Holder’s request for inclusion of such Participating Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Registrant of such withdrawal at least three (3) Business Day prior to the time the underwriters expect to commence marketing such Underwritten Offering. Each Holder’s rights under this Section 4.2(a) shall terminate when such Holder holds less than $15 million of Registrable Securities (based on the Market Price). Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Registrant requesting that such Holder not receive notice from the Registrant of any proposed Underwritten Offering.

(b) Overnight Underwritten Offering Piggyback Rights. If at any time during any Effectiveness Period the Registrant proposes to file an Underwritten Offering Filing and such Underwritten Offering is expected to commence marketing (the “Launch Date”) after the close of trading on one trading day and priced (the “Pricing Date”) before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than three (3) Business Days after the Registrant engages a Managing Underwriter for the proposed Overnight Underwritten Offering, the Registrant shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Notwithstanding the foregoing, if the Registrant has been advised by the Managing Underwriter that the inclusion of Registrable Securities in the Overnight Underwritten Offering for the accounts of the Participating Holders is likely to have an adverse effect on the price, timing or distribution of the Common Stock, then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Participating Holders shall be determined based on the provisions of Section 4.2(c) of this Agreement. If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, the Registrant determines for any reason not to undertake or to delay such Overnight Underwritten Offering, the Registrant shall give written notice of such determination to the Participating Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Participating Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Participating Holders for the same period as the delay of the Overnight Underwritten Offering. Any Participating Holder shall have the right to withdraw such Participating Holder’s request for inclusion of such Participating Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to the Registrant of such withdrawal at least three (3) Business Days prior to the expected Launch Date. Each Holder’s rights under this Section 4.2(b) shall terminate when such Holder holds less than $15 million of Registrable Securities (based on the Market Price). Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to the Registrant requesting that such Holder not receive notice from the Registrant of any proposed Overnight Underwritten Offering.

(c) Priority of Piggyback Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 4.2(a) and Section 4.2(b), respectively, if the Managing Underwriter or Underwriters of such Underwritten Offering or Overnight Underwritten Offering advises the Registrant that the total amount of Common Stock that the Participating Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the number of Common Stock that such Managing Underwriter or Underwriters advises the Registrant can be sold without having such adverse effect, with such number to be allocated (i) first to the Registrant, (ii) second pro rata among the Participating Holders and any other Persons who have been or are granted registration rights with respect to the Common Stock on or after the date of this Agreement who have requested participation in the Underwritten Offering or Overnight Underwritten Offering (the “Other Holders”) based, for each such Participating Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Stock proposed to be sold by such Participating

Holder(s) and such Other Holders in such Underwritten Offering or Overnight Underwritten Offering by (B) the aggregate number of Common Stock proposed to be sold by all Participating Holders and all Other Holders in the Underwritten Offering or Overnight Underwritten Offering.

(d) Participating Holder Documentation. If the Holders propose to include Registrable Securities in an Underwritten Offering or an Overnight Underwritten Offering, then the Managing Underwriter of the Underwritten Offering or Overnight Underwritten Offering shall, no later than the tenth (10th) Business Day in the case of an Underwritten Offering, or the third (3rd) Business Day in the case of an Overnight Underwritten Offering, prior to the expected Launch Date, provide to the Participating Holders all of the documentation customarily required for the inclusion of Registrable Securities in the Underwritten Offering or Overnight Underwritten Offering, including, without limitation, a custody agreement and power-of-attorney, Participating Holders’ customary representations and warranties, and a form of legal opinion required to be delivered by counsel to the Participating Holders (in form and substance reasonably acceptable to counsel for the Participating Holders) at the closing of an Underwritten Offering or an Overnight Underwritten Offering and any over-allotment option closing (collectively, the “Participating Holder Documentation”). To include Registrable Securities in an Underwritten Offering or an Overnight Underwritten Offering, each Participating Holder shall, subject to receipt of notice of the Underwritten Offering or Overnight Underwritten Offering and the Participating Holder Documentation within the time periods set forth above, (A) complete its review and return the Participating Holder Documentation, with such revisions as have been agreed to by the Registrant (such agreement not to be unreasonably withheld) and the Participating Holder, at least seven (7) Business Days in the case of an Underwritten Offering, or one (1) Business Day in the case of an Overnight Underwritten Offering, prior to the expected Launch Date, (B) place the Registrable Securities eligible for inclusion in an Underwritten Offering or an Overnight Underwritten Offering into the custody of the Registrant’s transfer agent at least five (5) Business Days in the case of an Underwritten Offering, or one (1) Business Day in the case of an Overnight Underwritten Offering, prior to the expected Launch Date, (C) agree to participate, following reasonable notice, in any due diligence calls arranged by the Managing Underwriter of an Underwritten Offering or an Overnight Underwritten Offering on the expected Launch Date, the Pricing Date or in advance of the closing of an Underwritten Offering or an Overnight Underwritten Offering and any over-allotment option closing, and (D) unconditionally waive any right to withdraw any Registrable Securities placed into the custody of the Registrant’s transfer agent for inclusion in an Underwritten Offering or an Overnight Underwritten Offering within three (3) Business Days of the expected Launch Date, whether on the basis of the offering price, underwriter discount, or for any other reason.

4.3 Underwritten Offerings.

(a) Request for Underwritten Offering. If the Demand Holders or their respective Affiliates or any Qualified Transferee to whom a Demand Holder, or any Affiliate of a Demand Holder or any other Qualified Transferee has transferred one or more of the rights set forth in this Section 4.3(a) elects to dispose of Registrable Securities under a Shelf Registration Statement pursuant to an Underwritten Offering and the Demand Holders or their respective Affiliates or any other Qualified Transferee reasonably anticipate gross proceeds of at least $100 million from such Underwritten Offering of Registrable Securities, then the Registrant shall, at the request of such Participating Holder (each, an “Underwritten Offering Request”), enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08(a), and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities; provided, however, that the Registrant shall not be required to effect more than an aggregate of four (4) Underwritten Offerings pursuant to this Section 4.3: (i) no more than two (2) at the request of the Tribal Company or its Affiliates (no more than one of which shall be transferable to and exercisable by a non-Affiliated Qualified Transferee); and (ii) no more than two (2) at the request of Quantum or its Affiliates (no more than one of which shall be transferable to and exercisable by a non-Affiliated Qualified Transferee); provided, further, that the Demand Holders or their respective Affiliates or any Qualified Transferee to whom a Demand Holder, or any Affiliate of a Demand Holder or any other Qualified Transferee shall, in the aggregate, be limited to no more than one Underwritten Offering Request in any 180-day period.

(b) Notice to Other Holders; Priority.

(i) Upon receipt of any Underwritten Offering Request from a Participating Holder, the Registrant shall promptly (but in any event within ten (10) days) give written notice of such Underwritten Offering Request to all other Holders, who shall each have the right, exercisable by written notice to the Registrant within fifteen (15) days after their receipt of notice of such Underwritten Offering Request, to elect to include in such Underwritten Offering pursuant to this Section 4.3, all of a portion of the Registrable Securities as they may request; provided, that all such Registrable Securities proposed or requested to be included in the Underwritten Offering are covered by an effective Shelf Registration Statement.

(ii) In connection with an Underwritten Offering contemplated by Section 4.3(a), if the Managing Underwriter or Underwriters of such Underwritten Offering advise the Registrant that the total amount of Common Stock that the Participating Holders and any Other Holders intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Common Stock that such Managing Underwriter or Underwriters advises the Registrant can be sold without having such adverse effect, with such number to be allocated (i) first to the Demand Holders or their Affiliates who initiated the Underwritten Offering Request and (ii) second (or if clause (i) is not applicable) pro rata among the Participating Holders and any Other Holders based, for each such Participating Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Stock proposed to be sold by such Participating Holder(s) and such Other Holders in such Underwritten Offering or Overnight Underwritten Offering; by (B) the aggregate number of Common Stock proposed to be sold by all Participating Holders and all Other Holders in the Underwritten Offering.

(c) General Procedures. In connection with any Underwritten Offering, the Registrant shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Participating Holder participates, each Participating Holder and the Registrant shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Participating Holder may participate in an Underwritten Offering unless such Participating Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers-of-attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Participating Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Registrant to and for the benefit of such underwriters also be made to and for such Participating Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Participating Holder shall be required to make any representations or warranties to or agreements with the Registrant or the Underwriters other than representations, warranties or agreements regarding such Participating Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Participating Holder disapproves of the terms of an Underwritten Offering, such Participating Holder may elect to withdraw therefrom by notice to the Registrant and the Managing Underwriter; provided, that such withdrawal must be made at least three (3) Business Day prior to the date the Managing Underwriter expects to commence marketing such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Registrant’s obligation to pay Registration Expenses. Upon the receipt by the Registrant of a written request from a Demand Holder or an Affiliate of the Demand Holder pursuant to Section 4.3(a), no more than two members of the Registrant’s executive management team shall be required to participate in a roadshow or similar marketing effort in connection with that Underwritten Offering for no more than two calendar days; provided, that the Registrant: (i) is given at least 30 days notice prior to the commitment of any roadshow or similar marketing effort; and (ii) agrees to the proposed commencement date of any such roadshow or similar marketing effort.

4.4 Registration and Sale Procedures. In connection with its obligations under this Article IV, the Registrant will, as expeditiously as possible:

(a) prepare and file with the SEC such amendments and supplements to a Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective for its Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement;

(b) furnish to each Participating Holder (i) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Participating Holder the opportunity to object to any information pertaining to such Participating Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Participating Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) an electronic copy of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Participating Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Participating Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, that the Registrant shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Participating Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Participating Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, or any supplement or amendment thereto, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Registrant of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Registrant agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Participating Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion letter of counsel for the Registrant dated the date of the closing of the Underwritten Offering, including a standard “10b-5” letter and (ii) a “cold comfort” letter dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing of the Underwritten Offering, in each case, signed by the independent public accountants who have certified the Registrant’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinion letters of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of equity securities;

(h) use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Participating Holders access to such information and Registrant personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Registrant need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Registrant reasonably satisfactory to the Registrant;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system, if any, on which similar securities issued by the Registrant are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Registrant to enable the Participating Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by a registration statement not later than the effective date of such registration statement;

(m) take such other actions as are reasonably requested by the Participating Holders or the underwriters, if any, to expedite or facilitate the disposition of such Registrable Securities; and

(n) (i) cooperate with a Participating Holder if such Participating Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with an offering pursuant to the registration statement in respect of any registration of the Registrable Securities of such Participating Holder pursuant to this Agreement, and any amendment or supplement thereof (any such offering a “Primary Offering”), in allowing such Participating Holder to conduct customary “underwriter’s due diligence” with respect to the Registrant and satisfy its obligations in respect thereof, (ii) furnish to such Participating Holder upon such Participating Holder’s request, on the date of the closing of any Primary Offering and thereafter from time to time on such dates as such Participating Holder may reasonably request, the letters covered by Section 4.4(g) of this Agreement, in each case addressed to such Participating Holder, and (iii) permit legal counsel to such Participating Holder to review and comment upon any such registration statement at least five (5) Business Days prior to its filing with the SEC and all amendments and supplements to any such registration statement within a reasonable number of days prior to their filing with the SEC and not file any Primary Offering or amendment or supplement thereto in a form to which such Participating Holder’s legal counsel reasonably objects in writing.

Each Participating Holder, upon receipt of notice from the Registrant of the happening of any event of the kind described in subsection (e) of this Section 4.4, shall forthwith discontinue disposition of the Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 4.4 or until it is advised in writing by the Registrant that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Registrant, such Participating Holder will deliver, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Registrant all copies in their possession or control, other than permanent file copies then in such Participating Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

If reasonably requested by a Participating Holder, the Registrant shall: (i) as soon as practicable, incorporate in a prospectus supplement or post-effective amendment such information as such Participating Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such Underwritten Offering; (ii) as soon as practicable, make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Shelf Registration Statement or any other registration statement covering the offer and sale of Registrable Securities.

4.5 Cooperation by Participating Holders. The Registrant shall have no obligation to include Registrable Securities of a Participating Holder in a Shelf Registration Statement or in an Underwritten Offering under Article IV of this Agreement if such Participating Holder has failed to timely furnish such information that, in the opinion of counsel to the Registrant, is reasonably required for such Shelf Registration Statement or other registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

4.6 Restrictions on Public Sale by Holders of Registrable Securities. During the Effectiveness Period, each Participating Holder of Registrable Securities included in a Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the ninety (90) calendar day period beginning on the date that a prospectus supplement or other prospectus (including any free writing prospectus) is filed with the SEC with respect to an Underwritten Offering of equity securities of the Registrant for the Registrant’s account; provided, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the Underwriters on the officers, directors or any other unitholder of the Registrant on whom a restriction is imposed in connection with such public offering; provided, further, that this Section 4.6 shall not apply to a Participating Holder that holds less than $35 million of Registrable Securities (including Registrable Securities held by Affiliates of a Participating Holder), which value shall be determined by multiplying the number of Registrable Securities owned by the average of the closing price for Common Stock for the ten (10) trading days preceding the date of such filing.

4.7 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to the Registrant’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration Statement pursuant to Section 4.1, a Piggyback Offering or Overnight Underwritten Offering pursuant to Section 4.2, or an Underwritten Offering pursuant to Section 4.3, and the disposition of such securities, including, without limitation, all customary registration, filing and securities exchange listing fees, all customary registration, filing, qualification and other fees and expenses related to compliance with state securities or “blue sky” laws, fees in connection with clearance by the Financial Industry Regulatory Authority, transfer agent and registrar fees, all word processing, duplicating and printing expenses, the Registrant’s legal fees and fees of the Registrant’s independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions (and similar fees or arrangements associated therewith) and transfer taxes allocable to the sale of the Registrable Securities.

(b) Expenses. The Registrant will pay all reasonable Registration Expenses, regardless of whether sales of Registrable Securities are made pursuant to the related registration statement. Except as otherwise provided in Section 4.8 of this Agreement, the Registrant shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights or compliance with such Holder’s obligations under this Agreement, or for any Selling Expenses. Each Participating Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities.

4.8 Indemnification.

(a) By the Registrant. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Registrant will indemnify and hold harmless each Participating Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such

Participating Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Participating Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Participating Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, that the Registrant will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Participating Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, free writing prospectus or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Participating Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Participating Holder.

(b) By Each Participating Holder. Each Participating Holder agrees to indemnify and hold harmless the Registrant, its directors, officers, employees and agents and each Person, if any, who controls the Registrant within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Registrant to the Participating Holders, but only with respect to information regarding such Participating Holder furnished in writing by or on behalf of such Participating Holder expressly for inclusion in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof; provided, that the liability of each Participating Holder shall not be greater in amount than the dollar amount of the proceeds (net of Selling Expenses) received by such Participating Holder from the sale of the Registrable Securities giving rise to such indemnification. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Registrant or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Participating Holder.

(c) Notice. Promptly after any indemnified party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the indemnified party believes in good faith is an indemnifiable claim under this Agreement, the indemnified party shall give the indemnifying party written notice of such claim but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability it may have to such indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party; and the indemnified party shall not settle any indemnified claim without the written consent of the indemnifying party unless (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of a request by the indemnified party for reimbursement of reasonable fees and expenses of counsel, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(d) Contribution. If the indemnification provided for in this Section 4.8 of this Agreement is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, that in no event shall a Participating Holder be required to contribute an aggregate amount in excess of the dollar amount of gross proceeds received by such Participating Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 4.8 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to Law, equity, contract or otherwise.

4.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Registrant agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Registrant available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of the Registrant under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to such Holder forthwith upon request (i) a copy of the most recent annual or quarterly report of the Registrant, and (ii) such other reports and documents so filed with the SEC as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

4.10 Transfer or Assignment of Registration Rights. Except as limited elsewhere in this Article IV, the rights to cause the Registrant to register Registrable Securities or conduct an Underwritten Offering granted to the Demand Holders by the Registrant under this Article IV may be transferred or assigned to a transferee or assignee; provided, that the transferee or assignee is a Qualified Transferee. The transferor or assignor shall give written notice to the Registrant at least ten (10) Business Days prior to any such transfer or assignment, and such required notice shall include all of the information required under Section 6.1 of this Agreement for each such transferee or assignee and such notice shall specify the Registrable Securities with respect to which such registration rights are purported to be transferred or assigned, and each such transferee or assignee shall agree in writing to be subject to all of the terms and conditions of the registration rights agreement executed at the closing of the Offering.

4.11 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, the Registrant shall not, without the prior written consent of the Demand Holders, enter into any agreement with any current or future holder of any securities of the Registrant that would allow such current or future holder to require the Registrant to include securities in any Piggyback Offering or Overnight Underwritten Offering by the Registrant for its own account on a basis that is superior in any material respect to the Piggyback Offering rights granted to the Demand Holders pursuant to Section 4.2 of this Agreement.

ARTICLE V

TRIBAL MATTERS

5.1 Limited Waiver of Sovereign Immunity. To the extent that either the Tribal Company, the Registrant or the Parent has sovereign immunity, each of the Tribal Company, the Registrant or the Parent hereby irrevocably and expressly waives their sovereign immunity for the limited purpose of enforcing the terms of this Agreement through declaratory and/or injunctive relief, provided that none of the Ute Indian Tribe’s assets shall be subject to judgment or otherwise be encumbered, except as specifically authorized herein.

ARTICLE VI

MISCELLANEOUS

6.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a)	if to the Registrant:

1875 Lawrence Street, Suite 200

Denver Colorado 80202

Attention:       Chief Executive Officer

General Counsel

Telephone:      (720) 420-3200

Facsimile:       (720) 420-3201

With a copy to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:       Jeffery K. Malonson

Telephone:      (713) 758-3824

Facsimile:       (713) 615-5627

(b)	if to QEP Ute LLC:

1401 McKinney Street, Suite 2700

Houston, Texas 77010

Attention:       General Counsel

Telephone:      (713) 452-2020

Facsimile:       (713) 452-2021

(c)	if to QR Ute Partners:

1401 McKinney Street, Suite 1800

Houston, Texas 77010

Attention:       General Counsel

Telephone:      (713) 452-2230

Facsimile:       (713) 452-2231

(d)	if to Ute Energy Holdings, LLC:

7074 East 900 South

Ft. Duchesne, Utah 84026

Attention:       Chairperson—Business Committee

Telephone:      (435) 722-5141

Facsimile:       (435) 722-3902

With a copy to:

Ute Indian Tribe

Attention: General Counsel

c/o Thomas W. Fredericks

Fredericks Peebles & Morgan LLP

1900 Plaza Drive

Louisville, Colorado 80027

(e)	if to Ute Management:

1875 Lawrence Street, Suite 200

Denver Colorado 80202

Attention:       Chief Executive Officer

General Counsel

Telephone:      (720) 420-3200

Facsimile:       (720) 420-3201

(f)	if to the Parent:

1875 Lawrence Street, Suite 200

Denver Colorado 80202

Attention:       Chief Executive Officer

General Counsel

Telephone:      (720) 420-3200

Facsimile:       (720) 420-3201

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.

6.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent transferees of Registrable Securities to the extent permitted by Section 4.10 hereof.

6.3 Limitation of Rights. This Agreement shall not be construed to vest any rights under this Agreement to any individual or entity other than the Holders and the Holders do not intend for any portion of this Agreement to confer rights upon any Person other than the Holders.

6.4 Assignment of Rights. Except as provided in Section 4.10 of this Agreement, none of the rights and obligations of the Holders under this Agreement may be transferred or assigned by any Holder.

6.5 Anti-Dilution. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Registrant or any successor or assign of the Registrant (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

6.6 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

6.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

6.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.9 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.

6.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

6.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

6.12 Amendment. This Agreement may be amended only by means of a written amendment signed by all parties to this Agreement.

6.13 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, then no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this STAKEHOLDERS’ AGREEMENT as of the date first above set forth.

UTE ENERGY LLC

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers
Title:	President and Chief Executive Officer

UTE ENERGY UPSTREAM HOLDINGS LLC

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers
Title:	President and Chief Executive Officer

UTE ENERGY HOLDINGS LLC

By:	/s/ Irene Cuch
Name:	Irene Cuch
Title:	Manager

QEP UTE LLC

By:	/s/ S. Wil VanLoh Jr.
Name:	S. Wil VanLoh Jr.
Title:	Manager

QR UTE PARTNERS

By:	/s/ Donald D. Wolf
Name:	Donald D. Wolf
Title:	Manager

UTE MANAGEMENT

By:	/s/ Joseph N. Jaggers
Name:	Joseph N. Jaggers
Title:	Attorney In-Fact for Ute Management